Exhibit 99.1

FOR IMMEDIATE RELEASE

Jul. 18, 2013

Analysts: Todd Beekman (todd.beekman@huntington.com), 614.480.3878

        Mark Muth (mark.muth@huntington.com), 614.480.4720

Media: Maureen Brown (maureen.brown@huntington.com), 614.480.5512

HUNTINGTON BANCSHARES INCORPORATED

REPORTS NET INCOME OF $150.7 MILLION, OR $0.17 PER COMMON SHARE, FOR

THE 2013 SECOND QUARTER, RELATIVELY UNCHANGED FROM THE PRIOR AND

YEAR-AGO QUARTERS

Specific highlights compared with 2012 Second Quarter:

•	$0.39, or 7%, increase in tangible book value per common share to $5.88

•	1.08% return on average assets, down from 1.10%

•	$680.2 million of fully-taxable equivalent revenue, a 1% decrease

•	$3.2 million, or 1%, decrease in fully-taxable equivalent net interest income, reflecting a 3.38% fully-taxable equivalent net interest margin, down 4 basis points

•	$5.2 million, or 2%, decrease in noninterest income, reflecting a $4.7 million, or 12%, decrease in mortgage banking income

•	$1.6 million, or less than 1%, increase in noninterest expense

•	NCOs declined 59% and were an annualized 0.34% of total loans and leases

•	23% decline in nonaccrual loans to 0.87% of total loans and leases, down from 1.19%

•	Estimated Basel III negative impact to Tier 1 common risk-based capital of 60 basis points

Specific highlights compared with 2013 First Quarter:

•	$2.1 million, or less than 1%, decrease in fully-taxable equivalent revenue, reflecting:

•	4% annualized growth in average total loans and leases partially offset by a 4 basis point reduction to net interest margin

•

$3.6 million decrease in noninterest income as the prior quarter included a $7.6 million gain on the sale of Low Income Housing Tax Credit (LIHTC) investments and a $11.6 million, or 26%, decrease in mortgage banking income

•	$3.1 million, 1%, increase in noninterest expense

•	10.0 million shares repurchased at an average price of $7.50 per share

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2013 second quarter net income of $150.7 million, a decrease of $2.1 million, or 1%, from the 2012 second quarter and a decrease of $1.1 million, or 1%, from the 2013 first quarter. Earnings per common share were $0.17, unchanged from the prior and year ago quarters.

The board of directors declared a quarterly cash dividend on its common stock of $0.05 per common share. The dividend is payable October 1, 2013, to shareholders of record on September 17, 2013.

Strategies Continue to Drive Business Performance

“Huntington had a good quarter that demonstrates progress in our strategic priorities,” said Stephen D. Steinour, chairman, president and CEO of Huntington Bank. “I am extremely pleased that we have returned to pre-recession, normal credit levels ahead of our prior expectations. This reflects our disciplined and prudent lending approach. We also continue to experience double-digit household growth. Expenses were managed slightly below our expectations. Revenue was relatively unchanged as strategic growth overcame multiple environmental headwinds and the prior quarters’ Low Income Housing Tax Credit related gains. Consumer lending and deposits have increased over the same quarter last year as consumer confidence in the recovery rises. Our commercial pipeline continues to be strong as business owners are seeing more signs of economic growth. Employment across our Midwest markets continues to improve with Ohio creating the largest month-to-month employment increase in the nation in May and Michigan coming in third.”

“We remain on track to deliver sustainable levels of long-term profitability,” added Steinour. “Our estimate for the negative impact from Basel III is approximately 90 basis points better than last year’s estimate. Our existing strategic investments continue to mature. We are focused on expense management and a more robust continuous improvement effort across the enterprise.”

Table 1 – Earnings Performance Summary

	2013		2012
	Second	First	Fourth	Third	Second
($ in millions, except per share data)	Quarter	Quarter	Quarter	Quarter	Quarter
Net Income	$150.7	$151.8	$167.3	$167.8	$152.7
Diluted earnings per common share	0.17	0.17	0.19	0.19	0.17
Return on average assets	1.08%	1.10%	1.19%	1.19%	1.10%
Return on average common equity	10.4	10.7	11.6	11.9	11.1
Return on average tangible common equity	12.0	12.4	13.5	13.9	13.1
Net interest margin	3.38	3.42	3.45	3.38	3.42
Efficiency ratio	64.0	63.3	62.3	64.5	62.8
Tangible book value per common share	$5.88	$5.91	$5.78	$5.71	$5.49
Cash dividends declared per common share	0.05	0.04	0.04	0.04	0.04
Average diluted shares outstanding (000’s)	843,840	848,708	853,306	863,588	867,551
Average earning assets	$51,156	$50,960	$50,682	$51,330	$51,050
Average loans	41,280	40,864	40,397	40,120	41,179
Average core deposits	43,768	43,616	44,310	43,764	42,781
Tangible common equity / tangible assets ratio	8.78%	8.92%	8.76%	8.74%	8.41%
Tier 1 common risk-based capital ratio	10.71	10.62	10.48	10.28	10.08
NCOs as a % of average loans and leases	0.34%	0.51%	0.69%	1.05%	0.82%
NAL ratio	0.87	0.92	1.00	1.11	1.19
ACL as a % of total loans and leases	1.86	1.91	1.99	2.09	2.28

Significant Items Influencing Financial Performance Comparisons

From time-to-time, revenue, expenses, or taxes are impacted by items we judge to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that we believe their outsized impact at that time to be infrequent or short term in nature. We believe the disclosure of such “Significant Items,” when appropriate, aids analysts/investors in better understanding corporate performance trends. (See Significant Items under the Basis of Presentation for a full discussion.)

Table 2 highlights the Significant Items impacting reported results for the prior five quarters. There were no significant items in the current quarter.

Table 2 – Significant Items Influencing Earnings Performance Comparisons

Three Months Ended	Impact
(in millions, except per share)	Amount (1)	EPS (2)
June 30, 2013 – net income	$150.7	$0.17
March 31, 2013 – net income	$151.8	$0.17
December 31, 2012 – net income	$167.3	$0.19
September 30, 2012 – net income	$167.8	$0.19
• State deferred tax valuation allowance benefit	19.5	0.02
June 30, 2012 – net income	$152.7	$0.17

(1)	Favorable (unfavorable) impact on net income; after-tax unless otherwise noted
(2)	EPS reflected on a fully diluted basis

Net Interest Income, Net Interest Margin, and Average Balance Sheet

Table 3 – Net Interest Income and Net Interest Margin Performance Summary

	2013		2012
	Second	First	Fourth	Third	Second	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$424.9	$424.2	$434.1	$430.3	$429.0	0%	(1)%
FTE adjustment	6.6	5.9	5.5	5.3	5.7	11	15

Net interest income—FTE	431.5	430.1	439.5	435.6	434.7	0	(1)
Noninterest income	248.7	252.2	297.7	261.1	253.8	(1)	(2)

Total revenue—FTE	$680.2	$682.3	$737.2	$696.6	$688.5	(0)%	(1)%

						Change bps
Yield / Cost						LQ	YOY
Total earning assets	3.68%	3.75%	3.80%	3.79%	3.89%	(7)	(21)
Total loans and leases	3.95	4.03	4.13	4.12	4.18	(9)	(24)
Total securities	2.38	2.39	2.38	2.41	2.45	(0)	(6)
Total interest-bearing liabilities	0.42	0.45	0.50	0.58	0.63	(4)	(22)
Total interest-bearing deposits	0.36	0.38	0.42	0.48	0.51	(3)	(16)
Net interest rate spread	3.26	3.30	3.30	3.21	3.26	(4)	0
Impact of noninterest-bearing funds on margin	0.12	0.12	0.15	0.17	0.16	0	(4)

Net interest margin	3.38%	3.42%	3.45%	3.38%	3.42%	(4)	(4)

See Page 9 of Quarterly Financial Supplement for additional rate detail.

Fully-taxable equivalent net interest income decreased $3.2 million, or 1%, from the 2012 second quarter. This reflected the impact of a 4 basis point decrease in the fully-taxable equivalent net interest margin (NIM) to 3.38% as average earning assets were essentially unchanged. The primary items impacting the decrease in the NIM were:

•	21 basis point negative impact from the mix and yield of earning assets primarily reflecting a decrease in consumer loan yields.

Partially offset by:

•	16 basis point positive impact from the mix and yield of deposits reflecting the strategic focus on changing the funding sources to no-cost demand deposits and low cost money markets deposits.

Compared to the 2013 first quarter, fully-taxable equivalent net interest income increased $1.4 million, or less than 1%, reflecting a $0.2 billion increase in average earnings assets as well as an additional day in the quarter, partially offset by a 4 basis point decrease in NIM. The primary items affecting the NIM were a 7 basis point negative impact from the mix and yield of earning assets, which was partially offset by a 3 basis point positive impact from the mix and yield of deposits.

Table 4 – Average Earning Assets – C&I and Automobile Continue To Drive Growth

	2013		2012
	Second	First	Fourth	Third	Second	Change (%)
(in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average Loans and Leases
Commercial and industrial	$17.0	$17.0	$16.5	$16.3	$16.1	0%	6%
Commercial real estate	5.0	5.3	5.5	5.7	6.1	(5)	(17)

Total commercial	22.0	22.2	22.0	22.1	22.2	(1)	(1)

Automobile	5.3	4.8	4.5	4.1	5.0	9	6
Home equity	8.3	8.4	8.3	8.4	8.3	(2)	(1)
Residential mortgage	5.2	5.0	5.2	5.2	5.3	5	(1)
Other consumer	0.5	0.4	0.4	0.4	0.5	12	(0)

Total consumer	19.2	18.6	18.4	18.1	19.0	3	1

Total loans and leases	41.3	40.9	40.4	40.1	41.2	1	0

Total securities	9.1	9.3	9.4	9.3	9.3	(2)	(2)
Held-for-sale and other earning assets	0.8	0.8	0.9	1.9	0.5	(2)	43
Total earning assets	$51.2	$51.0	$50.7	$51.3	$51.1	0%	0%

See Page 7 of Quarterly Financial Supplement for additional detail.

Average earning assets increased $0.1 billion, or less than 1%, from the year-ago quarter, driven by:

•

$0.9 billion, or 6%, growth in average Commercial and Industrial (C&I) loans. This reflected the continued growth across most business lines, with particularly strong growth in the healthcare vertical, dealer floorplan, and equipment finance.

•

$0.3 billion, or 6%, increase in average Automobile loans. In addition, $0.3 billion of automobile loans were transferred from loans held for sale to automobile loans and leases on June 30, as there are no securitizations expected for the remainder of 2013. This transfer had a minimal impact on average balances.

Partially offset by:

•

$1.1 billion, or 17%, decrease in average Commercial Real Estate (CRE) loans. This reflected continued runoff of the noncore portfolio and managed reduction of the core portfolios as acceptable returns for new core originations were balanced against internal concentration limits and increased competition for projects sponsored by high quality developers.

The 2013 second quarter exhibited similar trends in automotive and CRE when compared with the 2013 first quarter. Specifically, the $0.2 billion, or less than 1%, increase in average earning assets reflected a $0.5 billion, or 37% annualized, increase in automobile loans partially offset by a $0.3 billion, or 21% annualized, decrease in CRE.

Table 5 – Average Liabilities – Core Deposit Growth Offsets Reduction in Borrowings

	2013		2012
	Second	First	Fourth	Third	Second	Change (%)
(in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average Deposits
Demand deposits—noninterest bearing	$12.9	$12.2	$13.1	$12.3	$12.1	6%	7%
Demand deposits—interest bearing	5.9	6.0	5.8	5.8	5.9	(1)	(0)

Total demand deposits	18.8	18.1	19.0	18.1	18.0	4	4
Money market deposits	15.1	15.0	14.7	14.5	13.2	0	14
Savings and other domestic deposits	5.1	5.1	5.0	5.0	5.0	1	3
Core certificates of deposit	4.8	5.3	5.6	6.1	6.6	(11)	(28)

Total core deposits	43.8	43.6	44.3	43.8	42.8	0	2
Other domestic deposits of $250,000 or more	0.3	0.4	0.4	0.3	0.3	(10)	9
Brokered deposits and negotiable CDs	1.8	1.7	1.8	1.9	1.4	5	25
Other deposits	0.3	0.3	0.3	0.4	0.4	(7)	(11)

Total deposits	46.2	46.0	46.8	46.3	44.9	0	3

Short and long-term borrow ings	2.8	2.8	2.4	3.1	4.3	(2)	(36)
Total Interest-bearing liabilities	$36.1	$36.6	$36.1	$37.0	$37.1	(2)%	(3)%

See Page 7 of Quarterly Financial Supplement for additional detail.

Average interest-bearing liabilities decreased $1.0 billion, or 3%, from the 2012 second quarter, primarily reflecting:

•

$1.5 billion, or 36%, decrease in subordinated notes and other short- and long-term debt reflecting the repayment of $0.6 billion of TLGP related debt in June of 2012 and the redemption of $0.2 billion of trust preferred securities in 2012 second half.

•	$1.8 billion, or 28%, decrease in average core certificates of deposit due to the strategic focus on changing the funding sources to no-cost demand deposits and low cost money markets deposits.

Partially offset by:

•	$1.9 billion, or 14%, increase in money market deposits reflecting the strategic focus on increased share of wallet and customer preference for increased liquidity.

Compared to the 2013 first quarter, average interest-bearing liabilities declined $0.6 billion, or 6% annualized. A $0.2 billion, or 1% annualized, increase in average total core deposits primarily reflected a $0.7 billion, or 23% annualized, increase in average noninterest bearing deposits that were partially offset by a $0.6 billion, or 42% annualized, decrease in core certificates of deposits.

Noninterest Income

Table 6 – Noninterest Income – Service Charges and Electronic Banking Mostly Offset Lack of LIHTC Sale and Decline in MSR Hedge

	2013		2012
	Second	First	Fourth	Third	Second	Change (%)
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Noninterest Income
Service charges on deposit accounts	$68.0	$60.9	$68.1	$67.8	$66.0	12%	3%
Mortgage banking income	33.7	45.2	61.7	44.6	38.3	(26)	(12)
Trust services	30.7	31.2	31.4	29.7	29.9	(2)	3
Electronic Banking	23.3	20.7	21.0	22.1	20.5	13	14
Brokerage income	19.5	18.0	17.4	16.5	19.0	9	3
Insurance income	17.2	19.3	17.3	17.8	17.4	(11)	(1)
Gain on sale of loans	3.3	2.6	20.7	6.6	4.1	28	(19)
Bank ow ned life insurance income	15.4	13.4	13.8	14.4	14.0	15	10
Capital markets fees	12.2	7.8	12.7	11.6	13.3	56	(8)
Securities (losses) gains	(0.4)	(0.5)	0.9	4.2	0.4	(19)	(217)
Other income	25.7	33.6	32.8	25.8	30.9	(24)	(17)

Total noninterest income	$248.7	$252.2	$297.7	$261.1	$253.8	(1)%	(2)%

In the 2013 second quarter, noninterest income decreased $5.2 million, or 2%, from the year-ago quarter, primarily reflecting:

•	$5.3 million, or 17%, decrease in other noninterest income including a $4.3 million reduction in the gain on the sale of LIHTC investments.

•

$4.7 million, or 12%, decrease in mortgage banking income as the benefit of net mortgage servicing rights (MSR) decreased by $2.5 million while origination and secondary marketing income declined $2.3 million primarily due to lower spreads.

Partially offset by a number of smaller items, the largest of which was less than $3 million.

Compared to the 2013 first quarter, the $3.6 million, or 1%, decrease in noninterest income reflected the $11.6 million, or 26%, decrease in mortgage banking income as the benefit of net mortgage servicing rights (MSR) decreased by $11.6 million. Other income decreased $7.9 million, or 24%, as the prior quarter included a $7.6 million gain on the sale of LIHTC investments. These were partially offset by a $7.1 million, or 12%, increase in service charges on deposit accounts that follow yearly seasonal trends in customer activity and 8% annualized growth in consumer checking households, and a $4.4 million, or 56%, increase in capital markets activity.

Noninterest Expense

Table 7 – Noninterest Expense – Essentially Flat as Pace of Investment Slows

	2013		2012
	Second	First	Fourth	Third	Second	Change (%)
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Noninterest Expense
Personnel costs	$263.9	$258.9	$254.0	$247.7	$243.0	2%	9%
Outside data processing and other services	49.9	49.3	48.7	50.4	48.6	1	3
Net occupancy	27.7	30.1	29.0	27.6	25.5	(8)	9
Equipment	24.9	24.9	26.6	26.0	24.9	0	0
Deposit and other insurance expense	13.5	15.5	16.3	15.5	15.7	(13)	(14)
Professional services	9.3	7.2	22.5	17.5	15.0	30	(38)
Marketing	14.2	11.0	16.5	16.8	17.4	30	(18)
Amortization of intangibles	10.4	10.3	11.6	11.4	11.9	0	(13)
OREO and foreclosure expense	(0.3)	2.7	4.2	5.0	4.1	(110)	(107)
Gain on early extinguishment of debt	—	—	—	1.8	(2.6)	NR	(100)
Other expense	32.4	33.0	41.2	38.6	40.7	(2)	(20)

Total noninterest expense	$445.9	$442.8	$470.6	$458.3	$444.3	1%	0%

(in thousands)
Number of employees (full-time equivalent)	12.2	12.1	11.8	11.7	11.4	1%	6%

In the 2013 second quarter, noninterest expense increased $1.6 million, or less than 1%, from the year-ago quarter, primarily reflecting:

•

$20.8 million, or 9%, increase in personnel costs, reflecting a increased salaries and benefits and a 6% increase in the number of full-time equivalent employees, primarily reflecting growth in the in-store initiative and mortgage business.

Partially offset by:

•	$8.3 million, or 20%, decline in other expense, reflecting lower representations and warranties related expenses and lower litigation expense.

•	$5.7 million, or 38%, decrease in professional services, reflecting a decrease in legal and outside consultant expenses.

•	$4.4 million decline in OREO and foreclosure expense as there were net gains of $0.3 million during the 2013 second quarter.

•	$3.2 million, or 18%, decrease in marketing, primarily reflecting the refinement of targeted marketing programs and reduced promotional offers.

Noninterest expense increased $3.1 million, or 1%, from the prior quarter due to a $5.0 million, or 2%, increase in personnel costs reflecting higher commission expense and a $3.3 million, or 30%, seasonal increase in marketing that were partially offset by $2.9 million decline in OREO and foreclosure expense.

Credit Quality

Table 8 – Summary Credit Quality Metrics – Continued Improvement

	2013		2012
($ in thousands)	Jun. 30	Mar. 31	Dec. 31	Sep. 30	Jun. 30
Total nonaccrual loans and leases	$363,546	$380,311	$407,633	$445,046	$474,166
Total other real estate, net	21,066	25,139	28,097	54,206	38,608
Other NPAs (1)	12,087	10,045	10,045	10,476	10,476

Total nonperforming assets(2)	$396,699	$415,495	$445,775	$509,728	$523,250
Accruing loans and leases past due 90 days or more	94,123	108,423	110,316	108,219	95,555

NPAs + accruing loans and lease past due 90 days or more	$490,822	$523,918	$556,091	$617,947	$618,805
NAL ratio (2)	0.87%	0.92%	1.00%	1.11%	1.19%
NPA ratio (3)	0.95	1.01	1.09	1.26	1.31
(NPAs+90 days)/(Loans+OREO)	1.38	1.48	1.59	1.75	1.76
Provision for credit losses	$24,722	$29,592	$39,458	$37,004	$36,520
Net charge-offs	34,790	51,687	70,130	105,095	84,245
Net charge-offs / Average total loans	0.34%	0.51%	0.69%	1.05%	0.82%
Allowance for loans and lease losses	$733,076	$746,769	$769,075	$789,142	$859,646
Allowance for unfunded loan commitments and letters of credit	44,223	40,855	40,651	53,563	50,978

Allowance for credit losses (ACL)	$777,299	$787,624	$809,726	$842,705	$910,624
ACL as a % of:
Total loans and leases	1.86%	1.91%	1.99%	2.09%	2.28%
NALs	214	207	199	189	192
NPAs	196	190	182	165	174

(1)	Other nonperforming assets includes certain impaired investment securities.
(2)	NPA’s related to Chapter 7 bankruptcy: 2Q13- $59.6 MM, 1Q13- $ 59.9 MM, 4Q12—$60.1 MM, and 3Q12—$63.0 MM
(3)	Total NALs as a % of total loans and leases
(4)	Total NPAs as a % of sum of loans and leases, impaired loans held for sale, and net other real estate.

See Pages 12 through 15 of Quarterly Financial Supplement for additional detail.

Credit quality performance in the 2013 second quarter reflected continued improvement. Nonaccrual loans (NALs) declined $110.6 million, or 23%, from the 2012 second quarter and $16.8 million, or 4%, from the 2013 first quarter to $363.5 million, or 0.87% of total loans and leases. Nonperforming assets (NPAs) declined $126.6 million, or 24%, compared to the year-ago quarter and $18.8 million, or 5%, from the 2013 first quarter to $396.7 million, or 0.95% of total loans and leases, OREO, and other NPAs. The decreases primarily reflected meaningful improvement in CRE NALs.

The provision for credit losses decreased $11.8 million, or 32%, from the 2012 second quarter. Net charge-offs (NCOs) benefited from higher levels of recoveries than experienced over the last year and were $34.8 million, down 59% from $84.2 million in the year-ago quarter. NCOs were an annualized 0.34% of average loans and leases in the current quarter, down from 0.82% in the 2012 second quarter. The period-end allowance for credit losses (ACL) as a percentage of total loans and leases decreased to 1.86% from 2.28% a year ago, while the ACL as a percentage of period-end total NALs increased to 214% from 192%.

Capital

Table 9 – Capital Ratios – Tier 1 Common Continues to Increase

	2013		2012
(in millions)	Jun. 30	Mar. 31	Dec. 31,	Sep. 30	Jun. 30
Tangible common equity / tangible assets ratio	8.78%	8.92%	8.76%	8.74%	8.41%
Tier 1 common risk-based capital ratio	10.71%	10.62%	10.48%	10.28%	10.08%
Regulatory Tier 1 risk-based capital ratio	12.24%	12.16%	12.02%	11.88%	11.93%
Excess over 6.0% (1)	$3,000	$2,953	$2,876	$2,831	$2,840
Regulatory Total risk-based capital ratio	14.57%	14.55%	14.50%	14.37%	14.42%
Excess over 10.0% (1)	$2,197	$2,181	$2,150	$2,104	$2,117
Total risk-w eighted assets	$48,077	$47,937	$47,773	$48,147	$47,890

See Page 16 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio at June 30, 2013 was 8.78%, up 37 basis points from the year ago quarter. Our Tier 1 common risk-based capital ratio at quarter end was 10.71%, up from 10.08% at the end of the 2012 second quarter. Based on the Federal Reserve’s revised Basel III rules, the estimate for the negative impact on Tier 1 common risk-based capital at June 30, 2013 is approximately 60 basis points. This estimate includes the assumption of opting out of the inclusion of accumulated other comprehensive income, an approximate 40 basis point positive impact, and is meaningfully lower than the previous estimate of approximately 150 basis points.

The regulatory Tier 1 risk-based capital ratio at June 30, 2013 was 12.24%, up from 11.93% at June 30, 2012. The increase in the regulatory Tier 1 risk-based capital ratio reflected the increase in retained earnings, partially offset by redemption of $150 million of qualifying trust preferred securities since June 30, 2012. All capital ratios were impacted by the repurchase of 31.6 million common shares over the last four quarters, of which 10.0 million were repurchased in the 2013 second quarter at an average price per share of $7.50.

Income Taxes

The provision for income taxes in the 2013 second quarter was $52.4 million, $52.2 million in the 2013 first quarter, and $49.3 million in the 2012 second quarter. The effective tax rates for the 2013 second quarter, 2013 first quarter, and 2012 second quarter were 25.8%, 25.6%, and 24.4%, respectively. At June 30, 2013, the net federal deferred tax asset was $159.0 million and the net state deferred tax asset was $39.7 million. Based on both positive and negative evidence and the level of forecasted future taxable income, there was no impairment to the net federal and net state deferred tax assets at June 30, 2013. As of June 30, 2013 and March 31, 2013, there was no disallowed deferred tax asset for regulatory capital purposes.

2013 Expectations

“Huntington is seeing an uptick in manufacturing across our markets led by the auto industry along with continued investments in the fledgling oil and gas exploration industry,” said Steinour. “We believe these developments, along with recent upward revisions to economic growth forecasts in 2014, will trigger further business investment. We also are seeing a stronger than expected housing recovery across much of our region, which we believe will lead to more consumer spending. We will remain disciplined as we manage our returns on an aggregate moderate-to-low risk profile.”

Net interest income is expected to modestly grow over the remainder of 2013. We anticipate an increase in total loans will be partially offset by a reduction in total securities as the portfolio’s cash flow is not reinvested into additional securities. However, those benefits to net interest income are expected to be mostly offset by continued downward NIM pressure. 2013 NIM is not expected to fall below the mid 3.30%’s due to continued deposit repricing and mix shift opportunities while maintaining a disciplined approach to loan pricing.

The C&I portfolio is expected to see growth consistent with the anticipated increase in customer activity. Our C&I loan pipeline remains robust with much of this reflecting the positive impact from our investments in specialized commercial verticals, focused OCR sales process, and continued support of middle market and small business lending. Given automobile loan yields are relatively more attractive than similar duration securities and the recent decline in estimated securitization gains, we currently do not anticipate any automobile securitizations in the second half of 2013. Residential mortgages and home equity loan balances are expected to increase modestly. CRE loans are expected to remain in the current $5 billion range.

We anticipate the increase in total loans will outpace growth in total deposits. This reflects our continued focus on the overall cost of funds as well as the continued shift towards low- and no-cost demand deposits and money market deposit accounts.

Yesterday, the board of directors approved and management communicated a curtailment of the Company’s pension plan effective December 31, 2013. As a result of the accounting treatment for the unamortized prior service pension cost and the change in the projected benefit obligation, a one-time non-cash gain is expected to be recognized in the 2013 third quarter.

Noninterest income, when compared to 2012 levels, is expected to be flat to slightly down, excluding the impact of any automobile loan sales, any net MSR impact, and the aforementioned one-time gain. The anticipated slowdown in mortgage banking activity is expected to be mostly offset by continued growth in new customers, increased contribution from higher cross-sell, and the continued maturation of our previous strategic investments.

Third quarter expenses are expected to modestly increase due to higher commission expense and higher occupancy and equipment expense related to our continued in-store expansion. Expenses will be consistent with previous expectations, with a modest downward bias related to the pension related expense. We continue to evaluate additional cost saving opportunities. We remain committed to posting positive operating leverage in 2013.

NPAs are expected to experience continued improvement. This quarter, NCOs were slightly below our expected normalized range of 35 to 55 basis points. The level of provision for credit losses was below our long-term expectation, and we continue to expect moderate quarterly volatility.

The effective tax rate for 2013 is expected to be in the range of 25% to 28%, primarily reflecting the impacts of tax-exempt income, tax advantaged investments, and general business credits.

Conference Call / Webcast Information

Huntington’s senior management will host an earnings conference call on Thursday, July 18, 2013, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (877) 684-3807; Conference ID 96993401. Slides will be available at www.huntington-ir.com about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site, www.huntington.com. A telephone replay will be available approximately two hours after the completion of the call through July 31, 2013 at (855) 859-2056 or (404) 537-3406; conference ID #96993401.

Please see the 2013 Second Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found at: http://www.investquest.com/iq/h/hban/ne/news/index.htm

Forward-looking Statement

This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of collateral that could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions, including impacts from the implementation of the Budget Control Act of 2011, the American Taxpayer Relief Act of 2012, the Consolidated and Further Continuing Appropriations Act of 2013, as well as the continuing economic uncertainty in the US, the European Union, and other areas; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, and CFPB;and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2012 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation

Use of Non-GAAP Financial Measures

This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this fourth quarter earnings conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.

Significant Items

From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.

Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance—i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).

“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2012 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.

Annualized data

Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-taxable equivalent interest income and net interest margin

Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per share equivalent data

Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.

Rounding

Please note that columns of data in this document may not add due to rounding.

Basel III Estimates

Basel III Tier I common capital ratio estimates are based on management’s current interpretation, expectations, and understanding of the final U.S. Basel III rules adopted by the Federal Reserve Board and released on July 2, 2013.

About Huntington

Huntington Bancshares Incorporated is a $56 billion regional bank holding company headquartered in Columbus, Ohio. The Huntington National Bank, founded in 1866, provides full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state retail banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of more than 725 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and more than 1,400 ATMs. Through automotive dealership relationships within its six-state retail banking franchise area and selected other Midwest and New England states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.

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